Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. A-1 on Form S-8 to the Registration Statement No. 333-84264 on Form S-4 of our report dated February 21, 2002 relating to the consolidated financial statements of NRG Energy, Inc. as of and for the three years ended December 31, 2001, which appears in Xcel Energy Inc.’s Annual Report on Form 10-K dated March 29, 2002. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Post-Effective Amendment to the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 6, 2002